Exhibit 99.1

                                  NEWS RELEASE

CONTACT:          Armand Correia
                  SVP and Chief Financial Officer
                  (845) 369-4600

FOR IMMEDIATE RELEASE
            Dress Barn Announces Proposed Convertible Notes Offering


SUFFERN,  NY, December 6, 2004 (BUSINESS  WIRE) - The Dress Barn, Inc.  (NASDAQ:
DBRN) announced today its intention, subject to market and other customary conditions, to privately place $100 million in aggregate principal amount of convertible senior notes due 2024. Dress Barn also intends to grant the initial purchasers of the notes an option to purchase up to an additional $15 million principal amount of the notes.

Dress Barn intends to use the net proceeds of the offering to finance a part of the cost of its previously announced pending acquisition of Maurices Incorporated. If that acquisition is not completed, Dress Barn may use the net proceeds for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Forward-looking Statements:
This news release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Such forward-looking statements include the expectations, plans or prospects for Dress Barn, including whether or not Dress Barn will offer the notes or consummate the offering, the anticipated terms of the notes and the offering and the anticipated use of proceeds of the offering. The statements made by Dress Barn are based upon management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Dress Barn's control and the risk factors and other cautionary statements discussed in Dress Barn's filings with the U.S. Securities and Exchange Commission. The Company does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.